Exhibit 99.1

Bank of the James Financial Group, Inc. Announces Quarterly Dividend;  Increases Quarterly Dividend by 25%

Lynchburg, VA., January 19, 2024 – On January 16, 2024, the Board of Directors of Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James (the “Bank”), a full-service commercial and retail bank, and Pettyjohn, Wood & White, Inc., an SEC-registered investment advisor, declared a cash dividend in the amount of $0.10 per common share.  This is an increase of $0.02 per common share, or 25%, from the dividend declared in October 2023.    The dividend is payable on March 15, 2024 to shareholders of record at the close of business on March 1, 2024.

While the Company intends to declare dividends on a quarterly basis, future declarations of dividends are subject to the approval of the Board of Directors and will depend on the Company’s results of operations, financial condition, regulatory requirements, and other factors considered relevant by the Board.

About the Company

Bank of the James, a wholly-owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The Bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Roanoke, Rustburg, and Wytheville. The Bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The Bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. The Company provides investment advisory services through its wholly-owned subsidiary, Pettyjohn, Wood & White, Inc., an SEC-registered investment advisor. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, changes in the value of real estate securing loans made by the Bank as well as the potential for the resurgence of COVID-19 and geopolitical conditions. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission.

Contact: J. Todd Scruggs, Executive Vice President and CFO (434) 846-2000 tscruggs@bankofthejames.com